SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549



                                    SCHEDULE 13G

              INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                        UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 1)

                                 ZORAN CORPORATION
                                 (Name of Issuer)

                          Common Stock, $.001 par value
                          (Title of Class and Securities)

                                    98975F 10 1
                        (CUSIP Number of Class of Securities)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

                                    SCHEDULE 13G


CUSIP No. 98975F 10 1                                      Page 2 of 5 Pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Elron Electronics Industries Ltd.
   NONE

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a)

                                                (b)


3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Israel


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            1,490,965 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          0 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       1,490,965 shares

                    8  SHARED DISPOSITIVE POWER

                       0 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,490,965 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    16.5%

12  TYPE OF REPORTING PERSON

    CO

Item 1(a).      Name of Issuer:

             Zoran Corporation

Item 1(b).      Address of Issuer's Principal Executive Offices:

             2041 Mission College Boulevard
             Santa Clara
             California 95054

Item 2(a).      Name of Person Filing:

             See Item 1 of the cover page attached hereto

Item 2(b).      Address of Principal Business Office, or if None, Residence:

             Advanced Technology Center
             P.O. Box 1573
             Haifa 31015, Israel

Item 2(c).      Citizenship:

             See Item 4 of the cover page attached hereto

Item 2(d).      Title of Class of Securities:

             Common Stock, par value $.001

Item 2(e).      Cusip Number:

             98975F 10 1

Item 3.

             Not Applicable

Item 4.         Ownership:

             (a)   Amount beneficially owned: 1,490,965 shares

             (b)   Percent of Class:
                   See Item 11 of the cover page attached hereto

             (c)   See Items 5 through 8 of the cover pages attached hereto

Item 5.         Ownership of Five Percent or Less of a Class:

             Not Applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

             Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding
             Company:

             Not Applicable

Item 8.      Identification and Classification of Members of the Group:

             Not Applicable

Item 9.      Notice of Dissolution of Group:

             Not Applicable

Item 10.     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                      SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                February 13, 1997

                                ELRON ELECTRONIC INDUSTRIES LTD.


                                By:    /s/ Richard H. Gilden

                                       Richard H. Gilden as Attorney-in Fact*
                                       for Uzia Galil






     *Pursuant to a Power of Attorney, dated as of March 1, 1995
(incorporated by reference to Exhibit II of the Schedule 13D of Elron Electronic Industries Ltd., as filed with the Commission on January 4, 1995).